Exhibit 99.1

MasterCard Incorporated Reports

Fourth-Quarter and Full-Year 2009

Financial Results

•	Fourth-quarter net income of $294 million, or $2.24 per diluted share

–	Includes after-tax severance charge of $0.19 per diluted share

•	Fourth-quarter net revenue growth of 6.0%, to $1.3 billion

•	Fourth-quarter gross dollar volume up 5.3% and purchase volume up 5.7%

Purchase, NY, February 4, 2010 – MasterCard Incorporated (NYSE:MA) today announced financial results for the fourth quarter and full-year 2009. The company reported fourth quarter net income of $294 million, or $2.24 per diluted share, including an after-tax severance charge of $0.19 per diluted share. The company’s total operating expenses, other income, effective tax rate, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying GAAP reconciliations.

Net revenue for the fourth quarter of 2009 was $1.3 billion, a 6.0% increase versus the same period in 2008. Currency fluctuations (driven by the movement of the euro and the Brazilian real relative to the U.S. dollar) contributed 3.8 percentage points of the increase in net revenue for the quarter. The higher net revenue in the fourth quarter this year benefited from:

•	Pricing changes of approximately 5 percentage points;

•	An increase in cross-border volumes of 3.9%;

•	A 6.7% increase in the number of transactions processed, to 5.9 billion; and

•	Growth of 5.3% in MasterCard’s gross dollar volume, on a local currency basis, to $674 billion.

The net revenue growth was somewhat tempered by an increase in rebates and incentives primarily due to new and renewed customer agreements.

Worldwide purchase volume during the quarter rose 5.7% on a local currency basis, versus the fourth quarter of 2008, to $510 billion. As of December 31, 2009, the company’s customers had issued 966 million MasterCard cards, a decline of 1.3% over the cards issued at December 31, 2008.

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MasterCard Incorporated – Page 2

“In 2009 we took important steps to maintain MasterCard’s bottom-line growth, and as a result delivered another quarter and year of solid financial results,” said Robert W. Selander, MasterCard chief executive officer. “We remained focused on the needs of our customers, and continued to add value amid a challenging economic environment. For example, we recently announced a significant debit win in the U.S. with SunTrust and the first consumer inControl implementation with Barclaycard in the UK.”

Selander commented, “Throughout the year, we greatly improved our expense management and realigned our organization to capitalize on the most promising growth opportunities, from both a geographic and product development standpoint.

“In the fourth quarter, we saw encouraging signs with regard to key aspects of our business as cross-border volumes increased and processed transactions continued to grow. Overall, we are very pleased with our performance, and we look forward to building on that momentum as the global economic climate continues to improve,” concluded Selander.

There were no special items for the fourth quarter of 2009. The special item for the fourth quarter of 2008 represented a $6 million charge related to a litigation settlement.

Total operating expenses increased 9.8%, to $830 million, during the fourth quarter of 2009 compared to the same period in 2008, excluding special items. Currency fluctuations contributed 3.2 percentage points of the increase in expenses. The increase in total operating expenses was driven by:

•

A 1.6% increase in general and administrative expenses versus the year-ago period, primarily resulting from increased personnel costs due to severance-related charges of $38 million in the fourth quarter of 2009, offset by a benefit from foreign exchange remeasurement. Currency fluctuations represented 2.3 percentage points of the increase. Excluding the impact of severance costs in both periods, general and administrative expenses declined 2.3% for the fourth quarter of 2009; and

•

A 25.1% increase in advertising and marketing expenses versus the year-ago period, primarily related to incremental investments to support activities in priority countries. Currency fluctuations represented 5.4 percentage points of the increase.

The operating margin was 36.1% for the fourth quarter of 2009.

Total other expense was $10 million in the fourth quarter of 2009 versus total other expense of $17 million in the fourth quarter of 2008. The decrease was primarily due to lower interest expense of $13 million related to litigation settlements versus the comparable period in 2008.

MasterCard’s effective tax rate was 35.8% in the fourth quarter of 2009 versus 46.1% in the comparable period in 2008, excluding special items. The decrease was primarily due to a more favorable mix of earnings, a lower state tax rate and a lower provision for tax reserves in the fourth quarter of 2009.

MasterCard Incorporated – Page 3

Full-Year 2009 Results

For the year-ended December 31, 2009, MasterCard reported net income of $1.5 billion, or $11.19 per diluted share, excluding the impact of special items, and net income of $1.5 billion, or $11.16 per diluted share, including special items. The 2009 earnings per share figure includes an after-tax severance charge of $0.69 per diluted share, compared with $0.16 in 2008. The 2008 earnings per share figure includes after-tax gains from the sale of a portion of the company’s investment in Redecard S.A. of $0.43 per diluted share.

Special items for the full-year 2009 included charges of $7 million related to litigation settlements.

Special items for the full-year 2008 included:

•	Charges of $2.5 billion related to several litigation settlements; and

•	A $75 million gain in other income from the termination of a customer business agreement.

Net revenue for the full-year 2009 was $5.1 billion, a 2.1% increase versus 2008. On a constant currency basis, net revenue increased 3.9%. Increased processed transactions of 6.9% and pricing changes of approximately 6 percentage points contributed to the revenue growth in the full-year period. These factors were partially offset by the impact of lower cross-border volume growth on a U.S. dollar basis and higher rebates and incentives for 2009 compared to 2008.

Excluding special items for both periods, total operating expenses decreased 6.9%, to $2.8 billion, for full-year 2009 compared to 2008, primarily due to reduced advertising and marketing expenses versus the year-ago period. Excluding the impact of severance costs in both periods, total operating expenses decreased 10.5%. Currency fluctuations of 1.4 percentage points also contributed to the decline. The decrease in total operating expenses was driven by:

•

A 3.1% decrease in general and administrative expenses, primarily resulting from lower professional fees and travel and entertainment expenses; as well as a benefit from foreign exchange remeasurement, versus the comparable period in 2008. The decrease was partially offset by an increase in personnel costs, driven by severance charges. Excluding the impact of severance costs in both periods, general and administrative expenses declined 8.5 % for 2009. Currency fluctuations of 1.2 percentage points also contributed to the decline; and

•

A 19.2% decline in advertising and marketing expenses versus full-year 2008 due to cost-containment activities in response to market realities. The impact of foreign currency fluctuations contributed approximately 1.6 percentage points to the decline.

Including special items, total operating expenses in 2009 decreased 48.6%, to $2.8 billion, versus 2008.

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Excluding special items, the operating margin was 44.5% for full-year 2009, up 5.5 percentage points over the year-ago period. Including special items, the operating margin was 44.3% for the full-year 2009.

Total other expense was $42 million for full-year 2009 versus total other income of $76 million for the same period in 2008, excluding special items. Investment income decreased due to gains recorded in 2008 from the sale of the remaining Redecard securities. Interest expense increased $12 million versus the year-ago period, primarily due to interest accretion associated with a 2008 litigation settlement. Including special items, total other income was $151 million for full-year 2008.

MasterCard’s effective tax rate, excluding special items, was 34.1% for the full-year 2009, versus a rate of 38.8% for the full-year 2008. The decrease was primarily due to a lower deferred tax remeasurement and a decrease in tax reserves in 2009. Including special items, the effective tax rate was 34.1% for 2009 and 33.7% for 2008.

Fourth-Quarter and Full-Year 2009 Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year 2009 financial results.

The dial-in information for this call is 888-396-2386 (within the U.S.) and 617-847-8712 (outside the U.S.) and the passcode is 89358445. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 28360818.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

MasterCard Incorporated – Page 5

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 22 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Powered by the MasterCard Worldwide Network and through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	The company’s ability to build on its business momentum as the global economic climate continues to improve.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2008, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that were filed with the SEC during 2009, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenue, net	$1,298,418	$1,224,834	$5,098,684	$4,991,600
Operating Expenses
General and administrative	506,660	498,484	1,934,974	1,996,512
Advertising and marketing	285,205	227,944	755,480	934,742
Litigation settlements	—	6,000	6,745	2,482,845
Depreciation and amortization	38,427	30,050	141,377	112,006

Total operating expenses	830,292	762,478	2,838,576	5,526,105

Operating income (loss)	468,126	462,356	2,260,108	(534,505)
Other Income (Expense)
Investment income, net	16,002	19,826	57,698	182,907
Interest expense	(23,442)	(36,525)	(115,109)	(103,600)
Other income (expense), net	(2,353)	(597)	15,354	71,985

Total other income (expense)	(9,793)	(17,296)	(42,057)	151,292

Income (loss) before income taxes	458,333	445,060	2,218,051	(383,213)
Income tax expense (benefit)	163,938	205,618	755,427	(129,298)

Net income (loss)	294,395	239,442	1,462,624	(253,915)
Income attributable to non-controlling interests	(394)	—	(92)	—

Net Income (Loss) Atttributable to MasterCard	$294,001	$239,442	$1,462,532	$(253,915)

Basic Earnings (Loss) per Share	$2.25	$1.83	$11.19	$(1.94)

Basic Weighted Average Shares Outstanding	130,027	130,560	129,838	130,148

Diluted Earnings (Loss) per Share	$2.24	$1.83	$11.16	$(1.94)

Diluted Weighted Average Shares Outstanding	130,476	130,940	130,232	130,148

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$2,055,439	$1,505,160
Investment securities, at fair value:
Available-for-sale	824,345	588,095
Municipal bonds held-to-maturity	—	154,000
Accounts receivable	536,472	639,482
Income taxes receivable	—	198,308
Settlement due from customers	459,173	513,191
Restricted security deposits held for customers	445,989	183,245
Prepaid expenses	313,253	213,612
Deferred income taxes	243,561	283,795
Other current assets	124,915	32,619

Total Current Assets	5,003,147	4,311,507
Property, plant and equipment, at cost (less accumulated depreciation of $303,759 and $278,269)	448,994	306,798
Deferred income taxes	264,237	567,567
Goodwill	309,228	297,993
Other intangible assets (less accumulated amortization of $422,338 and $377,570)	414,704	394,282
Auction rate securities available-for-sale, at fair value	179,987	191,760
Investment securities held-to-maturity	337,797	37,450
Prepaid expenses	327,884	302,095
Other assets	184,301	66,397

Total Assets	$7,470,279	$6,475,849

LIABILITIES AND EQUITY
Accounts payable	$290,414	$253,276
Settlement due to customers	477,576	541,303
Restricted security deposits held for customers	445,989	183,245
Obligations under litigation settlements	606,485	713,035
Accrued expenses	1,224,991	1,032,061
Short-term debt	—	149,380
Other current liabilities	121,676	118,151

Total Current Liabilities	3,167,131	2,990,451
Deferred income taxes	79,728	74,518
Obligations under litigation settlements	263,236	1,023,263
Long-term debt	21,598	19,387
Other liabilities	426,719	436,255

Total Liabilities	3,958,412	4,543,874
Commitments
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 116,534,029 and 105,126,588 shares issued and 109,793,439 and 98,385,998 outstanding, respectively	11	10
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 19,977,657 and 30,848,778 shares issued and outstanding, respectively	3	4
Class M common stock, $.0001 par value; authorized 1,000,000 shares, 1,812 and 1,728 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,412,354	3,304,604
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250,000)	(1,250,000)
Retained earnings (accumulated deficit)	1,147,714	(236,100)
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	211,860	175,040
Defined benefit pension and other postretirement plans, net of tax	(14,740)	(43,207)
Investment securities available-for-sale, net of tax	(3,442)	(22,996)

Total accumulated other comprehensive income	193,678	108,837

Total Stockholders’ Equity	3,503,760	1,927,355
Non-controlling interests	8,107	4,620

Total Equity	3,511,867	1,931,975

Total Liabilities and Equity	$7,470,279	$6,475,849

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Years Ended December 31,
	2009	2008
	(In thousands)
Operating Activities
Net income (loss)	$1,462,624	$(253,915)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,377	112,006
Gain on sale of Redecard S.A. available-for-sale securities	—	(85,903)
Share based payments	88,430	60,970
Stock units withheld for taxes	(28,458)	(67,111)
Tax benefit for share based compensation	(39,025)	(47,803)
Impairment of assets	16,430	12,515
Accretion of imputed interest on litigation settlements	86,342	77,202
Deferred income taxes	336,704	(483,952)
Other	(12,121)	14,645
Changes in operating assets and liabilities:
Trading securities	—	2,561
Accounts receivable	122,445	(115,687)
Income taxes receivable	190,000	(198,308)
Settlement due from customers	54,473	183,008
Prepaid expenses	(112,655)	(100,853)
Obligations under litigation settlement	(938,685)	1,254,660
Accounts payable	34,231	8,425
Settlement due to customers	(65,628)	(52,852)
Accrued expenses	82,076	51,345
Net change in other assets and liabilities	(40,398)	42,275

Net cash provided by operating activities	1,378,162	413,228

Investing Activities
Purchases of property, plant and equipment	(56,563)	(75,626)
Capitalized software	(82,797)	(94,647)
Purchases of investment securities available-for-sale	(332,571)	(519,514)
Purchases of investment securities held-to-maturity	(300,000)	—
Proceeds from sales and maturities of investment securities available-for-sale	134,177	976,743
Acquisition of business, net of cash acquired	(2,913)	(81,731)
Investment in affiliates	(17,709)	—
Other investing activities	(5,804)	(3,574)

Net cash provided by (used in) investing activities	(664,180)	201,651

Financing Activities
Purchase of treasury stock	—	(649,468)
Payment of debt	(149,380)	(80,000)
Dividends paid	(78,685)	(79,259)
Exercise of stock options	8,720	9,546
Tax benefit for share based compensation	39,025	47,803
Redemption of non-controlling interest	(4,620)	—

Net cash used in financing activities	(184,940)	(751,378)

Effect of exchange rate changes on cash and cash equivalents	21,237	(17,636)

Net increase (decrease) in cash and cash equivalents	550,279	(154,135)
Cash and cash equivalents — beginning of period	1,505,160	1,659,295

Cash and cash equivalents — end of period	$2,055,439	$1,505,160

MasterCard Incorporated – Page 9

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended December 31, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$141	33.7%	20.3%	$95	18.6%	1,130	$45	24.0%	325	245	268	8.9
Canada	26	13.2%	-1.6%	24	1.7%	270	3	-24.9%	5	39	47	0.8
Europe	205	15.6%	6.9%	154	8.1%	1,836	51	3.5%	289	185	200	8.8
Latin America	54	21.1%	12.1%	31	12.9%	515	23	11.2%	161	100	123	3.2
United States	248	-3.4%	-3.4%	207	-1.3%	3,673	41	-12.8%	257	291	328	8.2
Worldwide	674	11.0%	5.3%	510	5.7%	7,424	163	3.9%	1,036	861	966	29.9
MasterCard Credit and Charge Programs
United States	$132	-13.0%	-13.0%	$123	-7.8%	1,516	$10	-49.5%	8	170	203
Worldwide less United States	316	16.1%	5.4%	263	8.8%	3,097	53	-8.7%	237	442	501
Worldwide	448	5.7%	-0.8%	386	2.9%	4,613	62	-18.7%	245	612	704
MasterCard Debit Programs
United States	$116	10.5%	10.5%	$85	9.9%	2,157	$31	12.2%	249	121	125
Worldwide less United States	110	41.0%	31.3%	40	29.7%	654	70	32.2%	542	129	137
Worldwide	225	23.5%	19.7%	124	15.6%	2,811	101	25.3%	791	249	262
APMEA = Asia Pacific / Middle East / Africa

	For the 12 Months ended December 31, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$484	14.6%	17.9%	$326	16.6%	4,152	$157	20.7%	1,154	245	268
Canada	93	-8.8%	-2.7%	82	-0.3%	1,012	11	-17.4%	19	39	47
Europe	725	-6.5%	3.8%	543	4.8%	6,844	182	0.9%	1,119	185	200
Latin America	177	-3.8%	9.5%	98	11.7%	1,886	79	7.0%	590	100	123
United States	976	-7.4%	-7.4%	804	-6.1%	14,250	172	-13.0%	1,039	291	328
Worldwide	2,454	-3.3%	1.4%	1,852	1.6%	28,143	602	1.0%	3,922	861	966
MasterCard Credit and Charge Programs
United States	$525	-16.8%	-16.8%	$477	-12.9%	5,909	$49	-42.2%	37	170	203
Worldwide less United States	1,115	-4.5%	3.5%	916	6.4%	11,562	199	-8.3%	957	442	501
Worldwide	1,640	-8.8%	-4.0%	1,393	-1.1%	17,471	247	-17.8%	994	612	704
MasterCard Debit Programs
United States	$450	6.5%	6.5%	$327	5.8%	8,341	$124	8.5%	1,003	121	125
Worldwide less United States	364	15.4%	26.2%	133	24.3%	2,332	231	27.3%	1,926	129	137
Worldwide	814	10.3%	14.5%	460	10.6%	10,672	355	20.0%	2,928	249	262

	For the 3 Months ended December 31, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$105	5.3%	17.3%	$71	17.7%	946	$34	16.4%	246	219	241
Canada	23	-14.9%	5.5%	20	6.6%	258	3	-1.5%	5	36	42
Europe	177	-6.5%	9.0%	131	8.2%	1,670	46	11.5%	274	181	195
Latin America	45	-5.9%	11.6%	24	13.4%	486	21	9.5%	150	94	115
United States	257	-5.1%	-5.1%	210	-4.5%	3,512	47	-7.6%	248	333	384
Worldwide	607	-4.4%	3.8%	456	3.3%	6,871	151	5.2%	924	864	978
MasterCard Credit and Charge Programs
United States	$152	-11.4%	-11.4%	$133	-9.6%	1,594	$19	-22.7%	13	217	260
Worldwide less United States	273	-6.3%	9.2%	219	10.9%	2,862	54	2.8%	255	438	494
Worldwide	424	-8.2%	0.8%	352	2.2%	4,456	73	-5.3%	268	655	754
MasterCard Debit Programs
United States	$105	5.9%	5.9%	$77	5.6%	1,917	$28	6.6%	235	116	124
Worldwide less United States	78	6.1%	20.0%	28	13.0%	497	50	24.3%	421	93	99
Worldwide	183	6.0%	11.5%	104	7.5%	2,415	78	17.4%	656	209	224

	For the 12 Months ended December 31, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$422	20.9%	20.7%	$287	22.1%	3,487	$134	17.7%	892	219	241
Canada	102	11.5%	11.8%	88	12.1%	968	14	9.7%	21	36	42
Europe	775	18.2%	15.7%	573	15.8%	6,344	202	15.3%	1,077	181	195
Latin America	184	16.7%	16.2%	96	18.6%	1,789	88	13.7%	570	94	115
United States	1,054	3.5%	3.5%	856	4.8%	13,734	198	-1.9%	1,019	333	384
Worldwide	2,537	11.6%	10.9%	1,900	11.4%	26,322	637	9.5%	3,578	864	978
MasterCard Credit and Charge Programs
United States	$631	-2.2%	-2.2%	$547	-0.1%	6,270	$84	-13.6%	58	217	260
Worldwide less United States	1,167	16.5%	15.5%	930	17.5%	10,759	238	8.2%	1,013	438	494
Worldwide	1,799	9.2%	8.6%	1,477	10.3%	17,029	322	1.5%	1,071	655	754
MasterCard Debit Programs
United States	$423	13.2%	13.2%	$309	14.9%	7,464	$114	9.0%	962	116	124
Worldwide less United States	316	25.3%	22.0%	114	16.3%	1,829	201	25.6%	1,546	93	99
Worldwide	738	18.1%	16.8%	423	15.3%	9,293	315	19.0%	2,508	209	224

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 10

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

MasterCard Incorporated – Page 11

GAAP Reconciliations

($ millions, except per share data)

	Three months ended December 31, 2009				Three months ended December 31, 2008
	Actual	Special Items		Non - GAAP	Actual		Special Items		Non - GAAP
Litigation settlements	$—	$—		$—	$6		$6	a	$—
Total operating expenses	830	—		830	762		6		756
Operating income	468	—		468	462		6		468
Operating Margin	36.1%			36.1%	37.7%				38.2%
Income before income taxes	458	—		458	445		6		451
Income taxes	164	—		164	206		2		208
Net Income	$294	$—		$294	$239		$4		$243

Basic Net Income per Share	$2.25	—		$2.25	$1.83	c	$0.03		$1.86	c
Diluted Net Income per Share	$2.24	—		$2.24	$1.83	c	$0.02		$1.85	c

	For the year ended December 31, 2009				For the year ended December 31, 2008
	Actual	Special Items		Non - GAAP	Actual		Special Items		Non - GAAP
Litigation settlements	$7	$7	a	$—	$2,483		$2,483	a	$—
Total operating expenses	2,839	7		2,832	5,526		2,483		3,043
Operating income (loss)	2,260	7		2,267	(535)		2,483		1,948
Operating Margin	44.3%			44.5%	(10.7%)				39.0%
Other income (expense), net	15	—		15	72		75	b	(3)
Total other income (expense)	(42)	—		(42)	151		75		76
Income (loss) before income taxes	2,218	7		2,225	(383)		2,408		2,025
Income taxes (benefit)	755	2		758	(129)		914		785
Net Income (Loss)	$1,463	$4		$1,467	$(254)		$1,494		$1,239

Basic Net Income (Loss) per Share	$11.19	$0.04		$11.23	$(1.94	) c	$11.39		$9.45	c
Diluted Net Income (Loss) per Share	$11.16	$0.03		$11.19	$(1.94	) c	$11.35		$9.41	c

a -	Litigation Settlements
b -	Gain from the termination of a customer business agreement
c -	Amounts have been revised in accordance with the adoption of a new earnings per share accounting standard related to instruments granted in share-based payment transactions on January 1, 2009.

Note	that the figures in the preceding tables may not sum due to rounding

MasterCard Incorporated – Page 12

Reconciliation to Effective Tax Rate

($ millions, except percentages)

	Three months ended December 31, 2008
	Actual	Actual Effective Tax Rate	Special Items	Non-GAAP	Non-GAAP Effective Tax Rate
Income before income taxes	$445	46.2%	$6	$451	46.1%
Income tax expenses	206		2	208
Net income	$239		$4	$243

	For the year ended December 31, 2008
	Actual	Actual Effective Tax Rate	Special Items	Non-GAAP	Non-GAAP Effective Tax Rate
Income (loss) before income taxes	$(383)	33.7%	$2,408	$2,025	38.8%
Income tax expenses (benefit)	(129)		914	785
Net income (loss)	$(254)		$1,494	$1,239

Note that the figures in the preceding tables may not sum due to rounding

For more information about these reconciliations, refer to MasterCard Incorporated’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010.

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